                                                                      EXHIBIT 9


                          FORM OF EMPLOYMENT AGREEMENT
                             (MASSAMINO AND AUSTIN)

                 AGREEMENT by and between Talbert Medical Management Holdings Corporation, a Delaware corporation (the "Company"), and ____________________ (the "Executive"), dated as of the 7th day of January, 1997. For all purposes of this Agreement, employment with the Company shall include employment with any of its affiliated companies.

                 The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

                 NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                 1.       CERTAIN DEFINITIONS.

                 (a) The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

                 (b) The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the second anniversary of the date hereof.

                 (c) A "Hostile Change in Control" shall mean a change of control that results from an unsolicited proposal that is not approved by a majority of the Continuing Directors (as defined below) prior to disclosure of such proposal for a Change in Control or if such disclosure is made without the prior approval of a majority of the disinterested directors. Any reference in this Agreement to a Change in Control includes any Hostile Change in Control unless specifically noted otherwise.

                 (d) A "Continuing Director" shall mean any member of the Board of Directors of the Company (while such Person is a member of the Board) who (i) is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and (ii) either (A) was a member of the Board of Directors prior to the time any person became an Acquiring Person, or (B) became a member of the Board of Directors subsequent to the time any person became an Acquiring Person, if such person's nomination for election, or re-election, to the Board was recommended, or approved, by a majority of the Continuing Directors then in office.

                 (e) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (as defined below), as in effect as of the date hereof.

                 2. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall mean:

                 (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (an "Acquiring Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection
(c) of this Section 2; or (v) any acquisition by FHP International Corporation ("FHP") as a result of the rights offering to purchase the Company's Common Stock being made in connection with PacifiCare Health Systems, Inc.'s acquisition of FHP and more fully described in the Form S-1 Registration Statement filed with the Securities and Exchange Commission on December 11, 1996, (the "Rights Offering"), or

                 (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Acquiring Person other than the Board; or

                 (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                 (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                 3. EMPLOYMENT PERIOD. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on either
(i) the third anniversary of such date if such Effective Date is triggered by a Hostile Change of Control or (ii) the second anniversary of such date if such Effective Date is triggered by a Change in Control that is not hostile (the "Employment Period").

                 4.       TERMS OF EMPLOYMENT.

                 (a)      POSITION AND DUTIES.

                          (i) During the Employment Period, the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date.

                          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. To the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

                 (b)      COMPENSATION.

                          (i) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the
         Executive under this Agreement.   Annual Base Salary shall not be
         reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

                          (ii) OTHER BENEFITS. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings, retirement, welfare benefit, vacation and sick leave plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies.

                 5.       TERMINATION OF EMPLOYMENT.

                 (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

                 (b) CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                          (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

                          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

                 (c) GOOD REASON. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                          (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in material diminution in such position, authority, duties or responsibilities;

                          (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                          (iii) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                          (iv) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

For purposes of this Section 5(c), any controversy or claim arising out of or relating to any determination of "Good Reason" made by the Executive shall be settled by arbitration in Orange County, California, in accordance with the following:

                          (v) Each party shall appoint its own arbitrator and the two arbitrators shall choose a third, impartial arbitrator as umpire before the date set for the hearing. If a party fails to appoint its arbitrator within 30 days after having either received or given the notice requesting arbitration, the other shall appoint the second arbitrator.
                 If the two arbitrators fail to appoint the umpire within 30 days after their appointments, either party may apply to the Orange County Superior Court of the State of California to appoint an impartial umpire. The umpire shall promptly notify all parties to the arbitration of his selection.

                          (vi) The arbitration shall be conducted pursuant to the provisions of the California Code of Civil Procedure, including the rules pertaining to discovery.

                          (vii) Within a reasonable time after completion of the arbitration, the arbitrators shall prepare a written opinion, a copy of which shall be provided to each party.

                          (viii) The parties shall share equally the expenses of arbitration, including the arbitrator's fee, provided, however, that the arbitrators, in their discretion, may award costs to the prevailing party.

                 (d) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 12(c) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                 (e) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of Death or Disability, the Date of Termination shall be the date of Death of the Executive or the Disability Effective Date, as the case may be.

                 6.       OBLIGATIONS OF THE COMPANY OR EXECUTIVE UPON
TERMINATION.

                 (a) GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, Death or Disability or the Executive shall terminate employment for Good Reason, such termination, for purposes of this Section 6(a), shall constitute separation from, and cessation of duties for, the Company as of the Date of

Termination. Under such circumstances, the Company shall pay to the Executive the following payments and benefits:

                          (i)     Bi-weekly salary continuation at the
                 Executive's Annual Base Salary as if the Executive had remained employed through the end of the Employment Period; and

                          (ii) Medical and Dental Coverage continuation as if the Executive had remained employed through the end of the Employment Period at the Executive's benefit level as of the Date of Termination;

                          (iii) Life Insurance Coverage continuation through the end of the Employment Period at the Executive's current benefit level as of the Date of Termination;

                          (iv) Outplacement services consistent with the Company's outplacement policy for a person at the Executive's job classification and/or grade level;

                          (v) A payment on the last day of the Employment Period in an amount equal to the sum of (A) the additional contributions that would have been allocated to Executive's accounts under the Talbert Medical Management Holdings Corporation Employee Stock Ownership Plan (the "ESOP") and the Talbert Medical Management Holdings Corporation Money Purchase Pension Plan if the Executive had remained employed through the end of the Employment Period and deferred the maximum pretax deferral allowed under the terms of the ESOP (after the application of the limitations on deferrals set forth in the
                 ESOP) and (B) the amount of any benefits under the ESOP which were forfeited upon termination of employment but which would have become vested if the Executive had remained employed through the end of the Employment Period;

                          (vi) Payment within 30 days of the Date of Termination of all accrued vacation, holiday and personal leave days as of the Date of Termination; and

                          (vii) Payment of any incentive compensation that Executive would have earned if Executive had remained employed through the end of the Employment Period under, and in accordance with the terms of, any applicable incentive compensation plan.

                 The Company reserves the right to deduct from any applicable sum those amounts required by law. Any monies owed to the Company by Executive may be deducted from the Amounts payable pursuant to this Section 6(a). All accruals of vacation, holiday and personal leave days shall end effective the Date of Termination. The payments called for in this Section 6(a) shall be in lieu of and discharge any obligations of Company to Executive for compensation, accrued vacation, accrued personal leave days, accrued holidays, incentive compensation, car allowances or any other expectations of remuneration or benefit on the part of the Executive.

                 (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of accrued obligations and the timely payment or provision of other benefits under any plan, program, policy or practice of the Company in accordance with the terms of such plan, program, policy or practice (the "Other Benefits"). Accrued obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

                 (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of accrued obligations and the timely payment or provision of Other Benefits. Accrued obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

                 (d) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for accrued obligations and the timely payment or provision of Other Benefits. In such case, all accrued obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

                 (e) ACCELERATION OF OPTIONS. The Board of Directors has determined that the events described in Section 2 hereof will constitute a "Change of Control of the Company" for purposes of Section 6.2(b) of the Incentive Plan (as defined below). Therefore, if the Executive's employment is terminated other than voluntarily or for Cause, Death or Disability prior to the end of the Employment Period, then, subject to Section 11 of this Agreement, all of the Executive's outstanding Options under, and as defined in, the Talbert Medical Management Holdings Corporation 1996 Stock Incentive Plan (the "Incentive Plan") which have not otherwise become exercisable shall become immediately exercisable in full on the Date of Termination, and all substantial risks of forfeiture and restrictions on transfer relating to any of the Executive's shares of Restricted Stock under, and as defined in, the Incentive Plan shall be terminated on the Date of Termination. For purposes of this provision, any termination of the Executive's employment other than voluntarily or for Cause, Death or Disability shall be deemed to be a termination for the convenience of the Board; accordingly, any Option granted to the Executive which are or become exercisable as of the Date of Termination shall terminate 90 days after the Date of Termination.

                 (f) DUTY TO COOPERATE. During the Employment Period and thereafter, Executive agrees to cooperate with and assist the Company, upon reasonable notice, in the defense of any litigation or governmental investigation arising from events which occurred while Executive was employed by the Company. Such cooperation and assistance shall include, but not be limited to, Executive's full participation in locating, producing, collecting, analyzing and preparing documents and other informational materials; in preparing for and participating in depositions, hearings and trials; and in responding to document production requests, interrogatories, and other discovery. If it becomes necessary for Executive to testify in any judicial or administrative proceedings, the Company shall reimburse Executive for any reasonable travel expenses (including transportation, food and lodging) which are incurred (or are to be incurred) in connection with such testimony (including preparation therefor). The Company shall not be required to pay Executive any additional consideration, including, but not limited to, consulting or witness fees, in connection with any cooperation, assistance or testimony required of or provided by Executive pursuant to this Agreement. In addition, from the Date of Termination to the end of the Employment Period, the Executive shall devote a reasonable amount of time cooperating with and assisting the Company in maintaining and improving its relationships with its customers.

                 7. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to
Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

                 8. FULL SETTLEMENT. Except as stated herein, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

                 9. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

                 10. SUCCESSORS. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                 (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                 (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                 11.  CERTAIN PAYMENTS BY THE COMPANY

                 (a) Notwithstanding anything to the contrary in this Agreement, in the event that any payment, grant of securities or distribution by Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) ("Payment") is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code") (or any similar provision) and/or any taxes incurred in connection with delivering documents contemplated by Section 11(e) (such excise and other tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise and Other Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise and Other Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise and Other Tax imposed upon the Payments.

                 (b)      Subject to later additional adjustment pursuant to
Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte and Touche or such other certified public accounting firm as may be designated by Executive and which is satisfactory to the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of request from Executive or the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11(b), shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 11(c) and Executive thereafter is required to make a payment of any Excise and Other Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                 (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                          (i) Give the Company any information reasonably requested by the Company relating to such claim,

                          (ii)    Take such action in connection with
                 contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                          (iii) Cooperate with the Company in good faith in order to contest such claim effectively, and

                          (iv) Permit the Company to participate in any proceedings relating to such claim;

provided, however, the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise and Other Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise and Other Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                 (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                 (e)      Notwithstanding anything to the contrary in this
Section 11, if any payment made to Executive pursuant to this Agreement or otherwise would constitute an excess parachute payment within the meaning of
Section 280(G) of the Code, Executive shall forfeit (to the extent necessary to avoid such excess parachute payment) (i) first, cash receivable hereunder under Sections 6(a)(i) and 6(a)(v), (ii) next, shares of Common Stock of the Company received under that certain Stock Purchase Agreement dated as of March 15, 1996, between Executive, certain other individuals, Talbert Medical Management Corporation and FHP International Corporation, as amended (the "Purchase Agreement") that are subject to restrictions under paragraphs 5.3.(c) thereof and that are not yet free of restrictions on the sale thereof that are applicable until July 1, 1998, and (iii) lastly, shares of Common Stock of the Company received under the Purchase Agreement that are not yet free of restrictions on the sale thereof that are applicable until July 1, 1999; provided, however, that none of the foregoing forfeitures shall take place if Executive, within 30 days after the Date of Termination shall have executed and delivered to the Company (i) a Covenant Not to Compete in substantially the form of "EXHIBIT A" hereto (as amended to provide that such Covenant Not to Compete shall terminate on September 18, 1999 and the references to Section 11(c) are revised to Section 11(e)), and (ii) a Settlement and Release Agreement in substantially the form of "EXHIBIT B" hereto.

                 (f)      Notwithstanding anything to the contrary in this
Section 11, the Company's obligation to pay a Gross Up Payment shall not exceed $4,000,000, when taken together with its obligations to pay Gross Up Payments to [insert name of other Key Executive].

                 12.      MISCELLANEOUS.

                 (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                 (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                          IF TO THE EXECUTIVE:

                          -------------------------
                          -------------------------
                          -------------------------

                          IF TO THE COMPANY:

                          Talbert Medical Management Holdings Corporation 3540 Howard Way
                          Costa Mesa, California  92626
                          Attention:  President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                 (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                 (d) As stated, the Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                 (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(iv) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                 (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive's employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement.

                 (g) From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof entered into prior to the date hereof.

                 (h) This Agreement shall be void and without further force and effect unless executed and delivered by the Executive to Russell D. Phillips, Jr., Assistant Secretary of the Company, at least 48 hours prior to the Effective Time of the merger contemplated by the Amended and Restated Agreement and Plan of Reorganization among PacifiCare Health Systems, Inc., N-T Holdings, Inc., Neptune Merger Corp., Tree Acquisition Corp., and FHP, dated as of November 11, 1996.

                 (i) This Agreement shall be void and without further force and effect if FHP holds in excess of 50% of the Company's Common Stock as a result of the Rights Offering.

                 (j) In the event that as a result of the Rights Offering, FHP holds less than 50% of the Company's Common Stock, then in consideration of: (a) the Company, a majority-owned subsidiary of FHP, approving this Agreement; and (b) FHP authorizing this Agreement, Executive hereby releases FHP from all its duties and obligations under the Employment Agreement between the Executive and FHP dated as of February 1, 1996 (the "FHP Agreement"). However, in the event that as a result of the Rights Offering, FHP holds in excess of 50% of the Company's Common Stock, the FHP Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                  TALBERT MEDICAL MANAGEMENT HOLDINGS
                                  CORPORATION

                                  ----------------------------------------------
                                  By:      Jack D. Massimino
                                  Its:     President and Chief Executive Officer




                                  ----------------------------------------------
                                  Executive

                             COVENANT NOT TO COMPETE

                 This COVENANT NOT TO COMPETE, is entered into as of ____________, 1997 (the "Agreement"), is made by and between Talbert Medical Management Holdings Corporation, a Delaware corporation (the "Company"), and _____________________ ("Executive") pursuant to the Employment Agreement between them dated as of the 7th day of January, 1997 (the "Employment Agreement"). Defined terms not defined herein shall have the meanings assigned to them in the Employment Agreement.

                 WHEREAS, the Company desires the benefits of the continued services of the Executive, and the Executive is willing to render such services, pursuant and subject to the terms and conditions of the Employment Agreement; and

                 WHEREAS, Executive desires the benefits of Section 11(c) of the Employment Agreement and in consideration thereof desires to execute and deliver this Agreement in accordance therewith.

                 NOW, THEREFORE, in consideration of the promises and the covenants and agreements contained herein, the parties hereto agree as follows:

                 1. COVENANT NOT TO COMPETE. Until the earlier of the expiration of the Employment Period or the expiration of 30 days following Executive's Date of Termination without execution and delivery by Executive of a Settlement and Release Agreement as provided in Section 11(c) of the Employment Agreement, Executive shall not, directly or indirectly, as principal, employee, agent, independent contractor, proprietor, partner, or otherwise, operate, own, manage, control, or participate in conducting the same business in the same cities and counties as carried on by the Company in the State of California at the Effective Date, if in so doing Executive personally carries on activities substantially the same in all material respects as the activities carried on by Executive as an officer and employee of the Company at the Effective Date.

                 2. REASONABLENESS OF COVENANT. Executive has carefully considered the nature and extent of the restrictions upon Executive and the rights and remedies conferred upon Company under this Agreement, and hereby acknowledges and agrees that such covenants are reasonable, are designed to prevent irreparable damage to Company, are required to protect Company's legitimate interests, and do not confer a benefit upon Company disproportionate to the detriment of Executive.

                 3. NO WAIVER. No waiver of any of the provisions herein shall be valid unless in writing signed by the party against whom such claimed waiver is sought to be enforced, nor shall a failure to enforce any right hereunder constitute a continuing waiver of the notice or a waiver of any other right hereunder. The failure of the Company at any time or from time to time to require performance of any of Executive's obligations hereunder shall in no manner affect the Company's right to enforce any provision of this Agreement at a subsequent time.

                 4. SEVERABILITY. In the event that any provision or portion of this Agreement be found by a court of competent jurisdiction to be invalid or unenforceable, this Agreement shall be deemed to be amended so as to delete only the invalid or unenforceable provision, or the invalid or unenforceable portion thereof, and the remaining provisions hereof shall remain in full force and effect.

                 5. SUCCESSORS. This Agreement shall inure to the benefit of, and be binding upon the parties, their heirs, executors, administrators, successors and assigns.

                 6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of California, without reference to principles of conflicts of laws.

                 7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one instrument.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.


                                  TALBERT MEDICAL MANAGEMENT HOLDINGS
                                  CORPORATION

                                  ----------------------------------------------
                                  By:      Jack D. Massimino
                                  Its:     President and Chief Executive Officer




                                  ----------------------------------------------
                                  Executive

                        SETTLEMENT AGREEMENT AND RELEASE

         This SETTLEMENT AGREEMENT AND RELEASE ("Agreement") is entered into by and between ____________________ ("Executive") and Talbert Medical Management Holdings Corporation, a Delaware corporation (the "Company"), pursuant to the EMPLOYMENT AGREEMENT between them dated as of the 7th day of January, 1997 (the "Employment Agreement").

                 WHEREAS, the employment of Executive by the Company terminated __________________ (the "Termination Date"); and

                 WHEREAS, Executive desires the benefits of Section 11(c) of the Employment Agreement and in consideration thereof desires to execute and deliver this Agreement in accordance therewith.

                 NOW, THEREFORE, in consideration of the promises and the covenants and agreements contained herein, the parties hereto agree as follows:

                 1. RELEASE. In consideration of the above, the sufficiency of which Executive hereby acknowledges, and subject to the proviso hereinafter set forth, Executive hereby agrees not to sue and fully, finally, completely and generally releases, absolves and discharges the Company, its predecessors, successors, subsidiaries, parents, related companies and business concerns, affiliates, partners, trustees, directors, officers, agents, attorneys, servants, representatives and employees, past and present, and each of them (hereinafter collectively referred to as "Releasees") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, arbitrations, unfair labor practice charges, wages, vacation payments, severance payments, obligations, commissions, overtime payments, Workers' Compensation claims, debts, profit sharing or bonus claims, expenses, damages, judgments, orders and/or liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Executive, which Executive now owns or holds or has at any time owned or held as against Releasees, or any of them ("Claims"), including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims arising out of or in any way connected to Executive's employment with or separation of employment from Executive including any Claims based on contract, tort, wrongful discharge, fraud, breach of fiduciary duty, attorneys' fees and costs, discrimination in employment, any and all acts or omissions in contravention of any federal or state laws or statutes (including but not limited to federal or state securities laws and the Racketeer Influenced and Corrupt Organizations Act), and any right to recovery based on state or federal age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, union affiliation or other anti-discrimination laws, including, without limitation, Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the National Labor Relations Act, and the California Fair Employment and Housing Act, all as amended, whether such claim be based upon an action filed by Executive or by a governmental agency; PROVIDED, HOWEVER, the foregoing release shall not affect or diminish any rights of Executive under the Employment Agreement or in respect of vested employee benefits. "Vested employee benefits" means any and all rights of Executive under or in respect of (i) any employee benefit plan of the Company or any corporation or other entity which controlling, controlled by or under common control with the Company or that is a Releasee ("Affiliated Company"), (ii) any option or other agreement relating to any right or interest of Executive in any stock or other securities of the Company or any Affiliated Company, (iii) salary or wages payable for services rendered before the Termination Date, (iv) reimbursement for business expenses or other amounts for which Executive is entitled to reimbursement by the Company immediately before the Termination Date, or (v) indemnification as an agent.

                 (a) Executive acknowledges and agrees that neither anything in this Agreement or the offer, execution, delivery, or acceptance thereof shall be construed as an admission of any kind by the Company, and this Agreement shall not be admissible as evidence in any proceeding except to enforce this Agreement.

                 (b) It is the intention of Executive in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified as being released. In furtherance of this intention, Executive hereby expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demand and causes of action hereinabove specified, and elects to assume all risks for claims that now exist in Executive's favor, known or unknown, that are released under this Agreement. Executive acknowledges that Executive may hereafter discover facts different from, or in addition to, those Executive now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

                 (c) If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

                 (d) Executive represents and warrants that Executive has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released.

                 (e) NOTICE TO EXECUTIVE: The law requires that Executive be advised and the Company hereby advises Executive to consult with an attorney and discuss this Agreement before executing it. Executive acknowledges that the Company has provided to Executive at least 21 days within which to review and consider this Agreement before signing it. If Executive decides not to use the full 21 days, then Executive knowingly and voluntarily waives any claims that Executive was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement.
Executive acknowledges that Executive may revoke this Agreement for up to seven calendar days following Executive's execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired. Executive further acknowledges and agrees that such revocation must be in writing addressed to the Company as follows: Talbert Medical Management Holdings Corporation, 3540 Howard Way, Costa Mesa, California 92626-1417, Attn:
President, and received by the Company as so addressed not later than midnight on the seventh day following execution of this Agreement by Executive. If Executive so revokes this Agreement, the Agreement shall not be effective or enforceable and Executive will not receive the benefits described above. If Executive does not revoke this Agreement in the time frame specified above, the Agreement shall become effective at 12:00:01 on the eighth day after it is signed by Executive.

                 (f) Executive represents that Executive has read and understood the foregoing Agreement, has been advised to and has had the opportunity to discuss it with anyone he or she desires, including an attorney of his or her own choice, and Executive accepts and agrees to the terms of this Agreement, acknowledges receipt of a copy of the same and the sufficiency of the benefits described above, and hereby executes this Agreement voluntarily and with full understanding of its consequences.

              PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


Date:_______________, 199__       Executive:
                                              ----------------------------------


Date:_______________, 199__     Talbert Medical Management Holdings
                                Corporation


                                By:
                                        ----------------------------------------

                                Its:
                                        ----------------------------------------